Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

S&P 500

1-YEAR

50% DOWNSIDE PARTICIPATION RATE

WITH UPSIDE PARTICIPATION RATE

INDEXED STRATEGY

Crediting Strategy Endorsement

Performance Lock Feature

This is your Crediting Strategy endorsement for the S&P 500 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy. It describes how Gain or Loss is calculated for this Crediting Strategy, and the terms and conditions that apply to this Strategy.

ENDORSEMENT SPECIFICATIONS

Contract Number:	[000000000]
Owner{s}:	[JOHN DOE][ & ][JANE DOE]
Index:	S&P 500® Index
Term Length:	1 Year
Downside Protection:	50% Downside Participation Rate
Upside Factor:	Upside Participation Rate of not less than [5%]
Endorsement Effective Date:	[August 12, 2024]

Except to the extent guaranteed in the Contract and this Endorsement, the elements used in calculating Gain or Loss from the Index are not guaranteed and can be changed by the Company. Such changes may affect the return for this Crediting Strategy. Gain or Loss calculated for this Crediting Strategy does not include the portion of returns generated by dividends from the stocks that make up the Index.

The Strategy value for the most recent Market Close and related information is available by contacting us or through our website. Further information about the calculation of the Strategy value and examples may be found in the prospectus for your annuity contract, which is not a part of the Contract.

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This endorsement is a part of your Contract. It is not a separate contract. In all cases of conflict with the other terms of the Contract, the provisions of this endorsement shall control.

Signed for us at our office as of Endorsement Effective Date.

[ ]	[ ]
[Mark F. Muething] [President]	[John P. Gruber] [Secretary]

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Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated as a percentage of the then remaining investment base of the Strategy for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	the amount deducted from the investment base for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, unless you have elected a Performance Lock, any Gain or Loss is determined based on the increase or decrease in the S&P 500 Index since the start of the Term. This increase or decrease is expressed as a percentage of the value of the S&P 500 Index at the start of the Term. It is measured from the Index value at the last Market Close on or before the first day of the Term to the Index value at the final Market Close of the Term. The Index value is the standard industry value of the S&P 500 Index.

If the S&P 500 Index has decreased, then the Loss for the Term is equal to:

1)	the percentage decrease in the Index; multiplied by

2)	the 50% Downside Participation Rate.

If the S&P 500 Index has increased, then the Gain for the Term is equal to:

1)	the percentage increase in the Index; multiplied by

2)	the Upside Participation Rate.

The Gain or Loss for the Term is illustrated below:

Percentage Change in Index for the Term	Gain or Loss for Term
Decrease	Loss equal to percentage decrease in Index multiplied by 50%
No increase or decrease	No Gain or Loss
Increase	Gain equal to percentage increase in Index multiplied by Upside Participation Rate

Gain or Loss before the End of a Term

Before the final Market Close of a Term, unless you have elected a Performance Lock, the Gain or Loss for the Term is equal to the Daily Value Percentage.

Performance Lock

A Performance Lock is an election to lock in the Gain or Loss for the remainder of a Term. You may make a Performance Lock election for a Term by a Request in Good Order. Once we receive your Request in Good Order, a Performance Lock election for a Term cannot be changed or revoked.

A Performance Lock election for a Term is effective on the second Market Close following our receipt of your Request in Good Order. After the second Market Close, the Gain or Loss before the end of the Term and the Gain or Loss at the end of the Term is equal to the Daily Value Percentage as determined for that second Market Close.

Daily Value Percentage

The Daily Value Percentage is equal to:

1)	the Net Option Price for the Strategy as of the most recent Market Close of the Term; minus

2)	the Residual Option Cost as of the most recent Market Close of the Term; and minus

3)	the Trading Cost.

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Net Option Price

The Net Option Price as of a Market Close is a percentage equal to:

1)	the ATM Call Option price calculated for the Market Close, multiplied by the Upside Participation Rate; minus

2)	the ATM Put Option price calculated for the Market Close, multiplied by the Downside Participation Rate.

Residual Option Cost

The Residual Option Cost is a percentage equal to:

1)	the Net Option Price for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

Trading Cost

The Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term to the extent that such cost is not already reflected in the Option Prices. It is a percentage set by us from time to time to reflect the average difference between the Option Prices and market bid prices.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

ATM Put Option

The ATM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

Option Prices

The ATM Call Option and ATM Put Option prices are calculated by us using a market standard model for valuing an option. The price of each option is stated as a percentage of the value of the S&P 500 Index at the last Market Close on or before the first day of the Term.

Downside Participation Rate

The Downside Participation Rate is the portion of the decrease in the S&P 500 Index for a Term taken into account when determining the Loss for the Term. The Downside Participation Rate for each Term of this Strategy is 50%.

Upside Participation Rate

The Upside Participation Rate is the portion of the increase in the S&P 500 Index for a Term taken into account when determining the Gain for the Term. We will set the Upside Participation Rate for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Upside Participation Rate for amounts attributable to Purchase Payments received on different dates. The Upside Participation Rate for each Term of this Strategy shall never be less than the minimum shown in the Endorsement Specifications.

Index Information

The S&P 500 Index is the Standard & Poor’s 500TM Index. It excludes any dividends that may be paid by the firms that comprise the Index.

[The “S&P 500 Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by MassMutual Ascend Life Insurance Company. S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); It is not possible to invest directly in an index. MassMutual Ascend Life Insurance Company Products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied,

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to the owners of the MassMutual Ascend Life Insurance Company’s Products or any member of the public regarding the advisability of investing in securities generally or in MassMutual Ascend Life Insurance Company’s Products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to MassMutual Ascend Life Insurance Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to MassMutual Ascend Life Insurance Company or the MassMutual Ascend Life Insurance Company’s Products. S&P Dow Jones Indices has no obligation to take the needs of MassMutual Ascend Life Insurance Company or the owners of MassMutual Ascend Life Insurance Company’s Products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of MassMutual Ascend Life Insurance Company’s Products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment adviser, commodity trading advisory, commodity pool operator, broker dealer, fiduciary, promoter” (as defined in the Investment Company Act of 1940, as amended), “expert” as enumerated within 15 U.S.C. § 77k(a) or tax advisor. Inclusion of a security, commodity, crypto currency or other asset within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, commodity, crypto currency or other asset, nor is it considered to be investment advice or commodity trading advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OWNERS OF THE MASSMUTUAL ASCEND LIFE INSURANCECOMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. S&P DOW JONES INDICES HAS NOT REVIEWED, PREPARED AND/OR CERTIFIED ANY PORTION OF, NOR DOES S&P DOW JONES INDICES HAVE ANY CONTROL OVER, THE MASSMUTUAL ASCEND LIFE INSURANCE COMPANY PRODUCT REGISTRATION STATEMENT, PROSPECTUS OR OTHER OFFERING MATERIALS. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

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